Dear Shareholder,

On June 24, 2001, iBEAM Broadcasting Corporation entered into an agreement whereby a group of investors led by Williams Communications, LLC will acquire preferred stock of the company initially convertible into 240,093,900 shares, or approximately 65% after the investment, of iBEAM's outstanding common stock at a conversion price substantially below the current market value of iBEAM common stock. The number of shares of common stock into which the preferred stock is convertible is subject to adjustment for antidilution protection and standard protections for dividends, recapitalizations and stock splits. iBEAM currently has outstanding approximately 127,400,000 shares of common stock. Under the terms of this investment, Williams Communications, LLC will purchase 1,800,704 shares of Series A preferred stock for $20 million in cash and $10 million in in-kind services. In addition, Allen & Company Incorporated will purchase 480,188 shares of Series A preferred Stock for $8 million in cash, and Lunn iBEAM, LLC will purchase 120,047 shares of Series A preferred Stock for $2 million in cash. The proposed investment also contemplates that nominees of Williams will hold four of the nine seats on iBEAM's Board of Directors. This investment may be deemed a change of control of iBEAM under the Nasdaq Marketplace Rules.

Under Nasdaq Marketplace Rules 4350(i)(1)(B) and 4350(i)(1)(D)(ii), shareholder approval is normally required for investments similar to the one described above. However, we have requested from Nasdaq an exception to this shareholder approval requirement pursuant to Nasdaq Marketplace Rule 4350(i)(2) and a waiver of the voting rights rules of Nasdaq Marketplace Rule 4351. Rule 4350(i)(2) provides that "exceptions may be made upon application to Nasdaq when: (A) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise; and (B) reliance by the company on this exception is expressly approved by the Audit Committee or a comparable body of the Board of Directors."

iBEAM has retained the investment banking firms of Morgan Stanley and Dresdner Kleinwort Wasserstein to assist in raising financing, and they have extensively tested the market and have found that it is currently impossible for iBEAM to raise funds at or above current trading prices. iBEAM is currently experiencing a severe cash shortage and requires funds on an urgent basis to meet its payroll and other normal operating obligations. It would not be possible to prepare and file a proxy statement with the Securities and Exchange Commission and hold a shareholders' meeting to approve the investment before iBEAM runs out of cash and is forced to discontinue operations. For these reasons, our Audit Committee has unanimously made a determination that an immediate sale of equity is necessary to preserve the financial viability of our enterprise and has expressly approved our reliance on this exception to the shareholder approval requirement and the request for a waiver of the voting rights rules.

Nasdaq Marketplace Rule 4350(i)(2) requires us to inform you not later than ten days before the issuance of the preferred stocks of our omission to seek shareholder approval that would otherwise be required for the transaction described above.

                                          Very truly yours,


June 29, 2001                             Peter Desnoes
                                          Chairman and Chief Executive Officer